EXHIBIT 23.2

Bloom & Co., LLP Certified Public Accountants 50 Clinton Street, Suite 502 Hempstead, New York 11550 (516) 486-5900

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A-2 of Bovie Medical Corporation of our report dated March 25, 2005 for the years ended December 31, 2004 and 2003 relating to the financial statements that appear in Bovie Medical Corporation’s Annual Report on Form 10KSB for the year ended December 31, 2004. We also consent to the references to us under the heading “Experts” in the prospectus included in such Registration Statement.

/s/ Bloom & Co., LLP
Bloom & Co., LLP
Hempstead, New York
April 25, 2005